Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
NR09.04	Investor Relations 281-504-4000
Email: info@harkenenergy.com
www.harkenenergy.com

HARKEN ENERGY CORPORATION

For Immediate Release

Harken Reports First Quarter 2004 Operating Margin of

$3.2 Million, Net Income of $1.5 Million and Net Income

Attributed to Common Stock of $3.4 Million

Houston, Texas (May 13, 2004) – Harken Energy Corporation (“Harken”) (AMEX: “HEC”) today reported financial results for the three months ended March 31, 2004. As summarized below, Harken’s Working Capital has improved almost 30% since year-end 2003 to approximately $10 million at March 31, 2004. Harken reduced its debt during the three months ended March 31, 2004 and ended the period with almost $10 million in cash and approximately $5 million in cash net of debt. Harken’s balance sheet ratios, as compared to the 2003 March quarter and year-end 2003, have continued to strengthen as shown below:

	March 31, 2003	December 31, 2003	March 31, 2004
	(unaudited)	(audited)	(unaudited)
Current ratio (1)	0.39 to 1	1.88 to 1	2.86 to 1
Total debt to equity	2.18 to 1	0.14 to 1	0.08 to 1
Working capital / (deficit) (2)	$(19,036,000)	$7,886,000	$10,449,000
Cash	$6,327,000	$12,173,000	$9,886,000
Total debt	$44,919,000	$7,360,000	$5,000,000
Total cash less debt	$(38,592,000)	$4,813,000	$4,886,000
Stockholders’ equity	$20,626,000	$52,761,000	$59,622,000

(1)	Current ratio is calculated as current assets divided by current liabilities
(2)	Working capital / (deficit) in the difference between current assets and current liabilities

As summarized below, while revenues declined approximately 5%, cost containment initiatives produced 27% higher operating margin for the quarter.

	Three Months Ended March 31,
	2003	2004
Total Revenues and Other	$7,054,000	$6,677,000
Oil and Gas Operating Expenses	2,027,000	1,877,000
General and Administrative Expenses	2,476,000	1,567,000

Operating Margin (Non-GAAP; see Reconciliation below)	2,551,000	3,233,000
Depreciation and Amortization	2,040,000	2,635,000
Interest Expense and Other, net	2,312,000	212,000
Gains from Extinguishment of Notes	(4,531,000)	(325,000)
Gain from Sale of Equity Investment	—	(990,000)
Income Tax Expense	100,000	92,000
Minority Interest in Subsidiary	(31,000)	98,000

Income Before Cumulative Effect of Change in Accounting Principle	2,661,000	1,511,000
Cumulative Effect of Change in Accounting Principle	(813,000)	—

Net Income	$1,848,000	$1,511,000
Accrual of Dividends Related to Preferred Stock	(986,000)	(766,000)
Payment of Preferred Stock Dividend Liability In Common Shares	7,044,000	2,664,000

Net Income Attributed to Common Stock	$7,906,000	$3,409,000

Basic Net Income per Common Share	$0.22	$0.02
Basic Weighted Average Shares Outstanding	36,764,473	188,037,334
Diluted Net Income per Common Share	$0.05	$0.02
Diluted Weighted Average Share Outstanding	75,088,264	203,377,334

In the first three months of 2004, Harken generated $3.2 million in Operating Margin (non-GAAP; see reconciliation below), a 27% increase over the comparable period in 2003, due largely to 37% decrease in general and administrative expenses as compared to the prior year period. In the first quarter of 2004, Harken experienced considerable success in the domestic drilling program. Initial production from the drilling program mitigated offsetting revenue impacts as follows:

•	The decrease in North American oil and gas volumes and revenues primarily related to the Thomas Cenac well which did not produce in the first three months of 2004

•	The sale of the majority of the oil and gas properties located in the Panhandle region of Texas in December 2003

•	The 18% decline in natural gas prices compared to prior year period.

Harken’s Middle America oil volumes and revenues increased 33% and 37%, respectively, in the first three months of 2004 compared to the prior year period due to increased crude oil production primarily from the Cajaro #1 well drilled in 2003. During the first quarter of 2004, Global averaged approximately 1300 gross barrels of oil produced per day.

In April 2004, Global Energy Development PLC (“Global”), which is 85% owned by Harken, perforated and tested a new zone, the Massive Ubaque, in its Estero 4 well on Global’s Palo Blanco development area in Colombia. The Massive Ubaque zone, which according to third party log analysis contains at least 14 feet of producible hydrocarbon thickness, tested at a maximum rate of 960 gross barrels of oil per day. Production and sales of oil from this well began in May 2004.

Harken’s net results benefited from a dramatic decrease in interest expense due primarily to significantly lower debt levels in the first quarter of 2004 compared to the prior period. Harken also recorded a realized gain of almost $1 million associated with the February 2004 sale of all of its 1.2 million ordinary share equity investment in New Opportunities Investment Trust PLC. In addition, Harken repaid in cash, at an 18% discount, certain of its debt in January 2004 and recorded a gain on debt extinguishment of approximately $325,000.

In the first quarter of 2004, Harken paid the Series G1 and Series G2 preferred stock dividend liability of $3.1 million, accrued at December 31, 2003, with a total of 372,000 shares of Harken common stock. This payment resulted in a $2.7 million increase to Net Income Attributed to Common Stock. For further discussion of the accounting treatment for payment of Series G1 and G2 Preferred stock dividends, see Harken’s March 31, 2004 Form 10-Q filed on May 13, 2004.

Alan G. Quasha, Harken’s Chairman, stated, “In 2003 Harken was able to complete both a financial and operational restructuring. The financial restructuring, which was already evident by year end 2003, is even more apparent today. The operational restructuring has become evident in our first quarter numbers. Thus, in the first quarter of 2004, the 37% decrease in general and administrative expenses allowed the company to increase its operating margin 27% to $3.2 million despite a 5% decline in revenues, as compared with the first quarter 2003. Structurally our lower overhead costs should allow us to continue to have positive operating margins in future quarters. In 2004, our main objectives are to increase our operating margin and oil and gas reserves, and we took important steps forward in the first quarter 2004 as we were successful in all of our drilling efforts. Thus, despite the sale of non-core properties last year, and assuming current market conditions continue for the rest of the year, we are confident that our drilling efforts should allow us to report higher revenues and operating margin this year as compared with 2003.”

More information is available in Harken Energy Corporation’s Form 10-Q for the period ended March 31, 2004 which may be accessed through the Company’s website at www.harkenenergy.com.

NON-GAAP FINANCIAL MEASURE

Reconciliation of Operating Margin to Net Loss

	Three Months Ended March 31,
	2003	2004
Net Income (GAAP)	$1,848,000	$1,511,000
Cumulative Effect of Change in Accounting Principle	813,000	—
Minority Interest of a Subsidiary	(31,000)	98,000
Income Tax Expense	100,000	92,000
Gains from Extinguishments of Notes	(4,531,000)	(325,000)
Gain on Sale of Investment of Equity Securities	—	(990,000)
Interest Expense and Other, Net	2,312,000	212,000
Depreciation and Amortization	2,040,000	2,635,000

Operating Margin	$2,551,000	$3,233,000

Management believes the presentation of this non-GAAP financial measure, in connection with the results for the three months ended March 31, 2004, provides useful information to investors regarding the Company’s results of operations. Management also believes that this non-GAAP financial measure allows investors to better evaluate on-going business performance and the factors that influenced performance during the period under the report. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Certain statements in this news release including phrases such as “we expect,” “we anticipate” and “we hope” relating to Harken’s revenue, profit, dividends, cash flow and earnings expectations; statements regarding future expectations and plans for oil and gas exploration, development and production; and statements regarding commodity pricing expectations may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. These forward-looking statements reflect the current view of management with regard to its plans and expectations and other future events. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K dated March 25, 2004. Although Harken believes that the expectations reflected in the forward-looking statements of this announcement are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.